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                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT

         MASTER SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement") dated as of ______, 2004 by and between Resource America, Inc., a Delaware corporation ("RAI") and Atlas America, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of RAI ("Atlas").

                                    RECITALS

         WHEREAS, RAI owns, directly or indirectly, all of the issued and outstanding common stock, par value $0.01 per share, of the Company;

         WHEREAS, RAI presently intends to spin-off in one or more transactions that collectively have the effect that all or a substantial part of the shares of RAI Common Stock are distributed to all or some of the stockholders of RAI in a tax-free transaction (the "Spin-Off");

         WHEREAS, prior to the Spin-Off, the Company proposes to issue shares of its common stock in an initial public offering (the "IPO") registered under the Securities Act of 1933, as amended; and

         WHEREAS, the parties intend in this Agreement, including the Exhibits attached hereto, to set forth the principal arrangements between them regarding the IPO and Spin-Off.

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, meaning and intending to be bound hereby, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms will have the following meanings:

         "Affiliates" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such specified Person; provided, however, that prior to the Spin-Off, Affiliates of Atlas or RAI shall only include Persons who would be affiliates of Atlas or RAI, respectively, assuming that the Spin-Off had occurred immediately prior to the determination as to whether such Person was an affiliate of Atlas or RAI, respectively.

         "Ancillary Agreements" means the Registration Rights Agreement, Transition Services Agreement and the Tax Matters Agreement.

         "Atlas Business" has the meaning ascribed thereto in Section
6.01(a)(i).

         "Atlas Common Stock" means the common stock, par value $0.01 per share of Atlas, any other class of Atlas's capital stock representing the right to vote generally for the election of directors and, for so long as Atlas continues to be a subsidiary corporation includible in a consolidated federal income tax return of RAI, any other security of Atlas treated as stock for purposes of
Section 1504 of the Code.


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         "Atlas Public Filings" has the meaning ascribed thereto in Section
5.01(vi).

         "Atlas Transfer Agent" means the company designated by Atlas as the transfer agent and registrar for the Atlas Common Stock.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Confidential Information" means, with respect to any party hereto, (i) any Information concerning such party, its business or any of its Affiliates that was obtained by another party hereto, (ii) any Information concerning such party that is obtained by another party under Section 4.03, or (iii) any other Information obtained by, or furnished to, another party hereto.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Indemnified Party" means any Person who is entitled to receive payment or defense from an Indemnifying Party pursuant to this Agreement.

         "Indemnifying Party" means any party who is required to pay or defend any other Person pursuant to this Agreement.

         "Information" means all records, books, contracts, instruments, computer data and other data.

         "IPO Effective Date" means the date on which the IPO Registration Statement is declared effective by the SEC.
         "IPO Registration Statement" means the Registration Statement on Form S-1, Registration No. 333-112653, of Atlas, including all exhibits thereto and as supplemented and amended from time to time.

         "Losses" has the meaning ascribed thereto in Section 6.01(a).

         "Owning Party" has the meaning ascribed thereto in Section 4.02.

         "Person" means any individual, corporation, limited or general partnership, limited liability company, joint venture association, joint stock company, trust unincorporated organization or government or any agency or political subdivision thereof.

         "Prior Relationship" means the ownership relationship between RAI and Atlas at any time prior to the Spin-Off Date.

         "Public Filings" has the meaning ascribed thereto in Section 5.01(vi).

         "RAI Business" means any assets, business or operations of RAI or any of its Affiliates other than the Atlas Business. "RAI Public Filings" has the meaning ascribed thereto in Section 5.01(vi).

         "RAI Transfer Agent" means the company designated by RAI as the transfer agent and registrar for RAI's common stock.

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         "Registration Rights Agreement" means the Registration Rights Agreement to be entered into on or before the IPO Effective Date between RAI and Atlas, in substantially the form attached hereto as Exhibit A.

         "Related Parties" has the meaning ascribed thereto in Section 4.03.

         "Representatives" means directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

         "Requestor" has the meaning ascribed thereto in Section 4.03.

         "Retention Period" has the meaning ascribed thereto in Section 4.04.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Spin-Off Date" is the date upon which the Spin-Off is consummated.

         "Subsidiary" means, with respect to any Person, any other Person a majority of the equity ownership or voting stock of which is at the time owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person; provided, however, that prior to the Spin-Off, a Subsidiary of RAI shall only include Persons who would be a Subsidiary of RAI assuming the Spin-Off has occurred immediately prior to the determination as to whether such Person were a Subsidiary of RAI.

         "Tax Matters Agreement" means the Tax Matters Agreement to be entered into on or before the IPO Effective Date between RAI and Atlas, in substantially the form as attached hereto as Exhibit B.

         "Third Party Claim" has the meaning ascribed thereto in Section
6.07(b).

         "Transition Services Agreement" means the Transition Services Agreement to be entered into on or before the IPO Effective Date between RAI and Atlas, in substantially the form attached hereto as Exhibit C.

                                   ARTICLE II
                            THE IPO AND THE SPIN-OFF

Section 2.01. The IPO and Other Primary Offerings. Until the Spin-Off Date, Atlas shall consult with, and cooperate in all respects with, RAI in connection with any primary offering of the Atlas Common Stock or any other securities of Atlas and shall, at RAI's direction, promptly take any and all actions necessary or desirable to consummate such transactions.



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Section 2.02. The Spin-Off. RAI shall, in its sole and absolute discretion, determine whether to proceed with all or part of the Spin-Off and all terms of the Spin-Off, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Spin-Off and the timing of and conditions to the consummation of the Spin-Off. Atlas shall cooperate with RAI in all commercially reasonable respects to accomplish the Spin-Off and shall, at RAI's direction, promptly take any and all actions necessary or desirable to effect the Spin-Off, including, without limitation, the registration under the Securities Act of Atlas Common Stock on an appropriate registration form or forms to be designated by RAI. RAI shall select any investment banker(s) and manager(s) in connection with the Spin-Off, as well as any other institutions providing services in connection with the Spin-Off.

Section 2.03. Certain Stockholder Matters. From and after the distribution of Atlas Common Stock in connection with any transaction(s) included as part of the Spin-Off and until such Atlas Common Stock is duly transferred in accordance with applicable law, Atlas shall regard the Persons receiving Atlas Common Stock in such transaction(s) as record holders of Atlas Common Stock in accordance with the terms of such transaction(s) without requiring any action on the part of such Persons. Atlas agrees that, subject to any transfers of such stock, (a) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Atlas Common Stock then held by such holder and (b) each such holder shall be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of Atlas Common Stock then held by such holder. RAI shall cooperate, and shall instruct the RAI Transfer Agent to cooperate, with Atlas and the Atlas Transfer Agent, and Atlas shall cooperate, and shall instruct the Atlas Transfer Agent to cooperate, with RAI and the RAI Transfer Agent, in connection with all aspects of the Spin-Off and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of Atlas Common Stock distributed to the holders of RAI Common Stock in connection with any transaction(s) included as part of the Spin-Off. Following the Spin-Off, RAI shall promptly, but in no event no later than two business days thereafter, instruct the RAI Transfer Agent to deliver to the Atlas Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of RAI Common Stock receiving shares of Atlas Common Stock in connection with any transaction(s) included as part of the Spin-Off.

2.04 The Special Dividend. Immediately before the initial sale of Atlas Common Stock in the IPO, Atlas shall declare a special dividend to the then sole stockholder of Atlas in an amount equal to the net proceeds of the IPO less intercompany debt owed to RAI or its Affiliates plus the net proceeds of the exercise of the underwriters' overallotment option.

                                   ARTICLE III
                                    EXPENSES

Section 3.01. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the IPO or the Spin-Off, all costs and expenses of either party hereto in connection with the IPO and the Spin-Off shall be paid by the party that incurs such costs and expenses.

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                                   ARTICLE IV
                              ACCESS TO INFORMATION

Section 4.01. Restrictions on Disclosure of Information. (a) Without limiting any rights or obligations under any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, for a period of 3 years following the date hereof, each of the parties hereto agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or Representatives on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed. Such Information shall no longer be deemed Confidential Information to the extent that it is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties hereto and/or any of their respective Affiliates, (ii) available to such party outside the context of the Prior Relationship on a nonconfidential basis prior to its disclosure by the other party, (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Confidential Information, (iv) required to be disclosed by law, governmental order or the rules and regulations of the SEC, or (v) mutually agreed to by the parties.

         (b) Each of the parties hereto shall maintain, and shall cause its respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 4.01.

Section 4.02. Legally Required Disclosure of Confidential Information. If any of the parties to this Agreement or any of their respective Affiliates or Representatives become legally required to disclose any Confidential Information, such disclosing party shall promptly notify the party owning the Confidential Information (the "Owning Party") and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 4.02. All expenses reasonably incurred in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 4.02, the disclosing party or its Affiliate or Representative, as applicable, shall (a) disclose only that portion of the Confidential Information it is compelled by law to disclose, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and
(c) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

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Section 4.03. Access to Information. (a) During the Retention Period, each of the parties hereto shall cooperate with and afford, and shall cause their respective Affiliates, Representatives, Subsidiaries, successors and/or assignees, and shall use reasonable efforts to cause joint ventures that are not Affiliates (collectively, "Related Parties") to cooperate with, and afford to the other party, reasonable access upon reasonable advance written request to all Information (other than Information created after the Spin-Off Date (i) the disclosure of which would have the effect of waiving a legal privilege, or (ii) which is the subject of a confidentiality agreement between such party and a third party which prohibits disclosure to the other party, provided that such party shall use all commercially reasonable efforts to obtain such third party's consent to disclosure of such Information) within such party's or any Related Party's possession. Access to the requested Information shall be provided so long as it relates to the requesting party's (the "Requestor") assets, business and operations, and access is reasonably required by the Requestor as a result of the parties' Prior Relationship for purposes of auditing, accounting, claims or litigation (except for claims or litigation between the parties hereto), employee benefits, regulatory or tax purposes or fulfilling disclosure or reporting obligations including, without limitation, Information reasonably necessary for the preparation of reports required by or filed under the Securities Act or the Exchange Act with respect to any period entirely or partially prior to the Spin-Off Date or any other reasonable purpose.

         (b) Each party agrees to cooperate fully to allow access to each other's employees (i) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the requesting party and (ii) with respect to any claims brought against the other involving the conduct of the Atlas Business prior to the Spin-Off Date.

Section 4.04. Record Retention. RAI and Atlas shall preserve and keep all of their respective books and records in the possession of such party or its Related Parties, whether in electronic form or otherwise, for no less than the later of (i) the record retention policy of RAI and Atlas as in effect as of the Spin-Off Date or (ii) any period as may be required by any laws, regulations or rulings promulgated thereunder of any jurisdiction (or of any political subdivision or taxing authority thereof) (the "Retention Period"), at such party's sole cost and expense. RAI shall deliver to Atlas on the Spin-Off Date any and all original corporate organization books that RAI has in its possession relating solely to the Atlas Business, copies of which RAI may retain at its own expense. Upon reasonable prior written request, RAI and Atlas shall deliver to the other copies of any and all books and records that RAI or Atlas, as the case may be, has in its possession relating to the Atlas Business.

                                    ARTICLE V
                                    COVENANTS

Section 5.01. Financial and Other Information. For so long as RAI is required to consolidate Atlas's results of operations and financial position (determined in accordance with generally accepted accounting principles consistently applied):

         (i) Atlas shall maintain a system of internal accounting controls in accordance with generally accepted accounting principles and SEC and tax related requirements that will provide reasonable assurance that Atlas's and such Subsidiaries' books, records and accounts fairly reflect all transactions and dispositions of assets.

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         (ii) Atlas shall maintain a fiscal year which commences and ends on the same dates as does RAI's fiscal year of each calendar year.

         (iii) Atlas shall, as promptly as practicable, deliver to RAI copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof) relating to Atlas or any of its Subsidiaries and shall provide RAI an opportunity to meet with management of Atlas to discuss such budgets and projections.

         (iv) With reasonable promptness, Atlas shall deliver to RAI such additional financial and other Information and data with respect to Atlas and its Subsidiaries and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by RAI.

         (v) Except with respect to Atlas's quarterly and annual earnings releases, Atlas shall deliver to RAI as soon as practicable but in no event one business day prior to issuance, copies of substantially final drafts of all press releases and other statements to be made available by Atlas or any of its Subsidiaries to employees of Atlas or any of its Subsidiaries or to the public concerning material developments in the business, properties, earnings, results of operations, financial condition or prospects of Atlas or any of its Subsidiaries or the relationship between (A) Atlas or any of its Subsidiaries and (B) RAI or any of its Affiliates. In addition, within such one day period, prior to the issuance of any such press release or public statement, Atlas shall actively consult with RAI regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, Atlas shall deliver to RAI copies of final drafts of all press releases and other public statements.

         (vi) RAI and Atlas shall cooperate fully, and cause their respective accountants to cooperate fully, to the extent requested by the other party in the preparation of the other party's public earnings releases, annual reports on Form 10-K, quarterly reports on Form 10-Q, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any filings made by RAI or Atlas with the SEC, any national securities exchange, any interdealer quotation system or otherwise made publicly available (collectively, "RAI Public Filings" and the "Atlas Public Filings" and together, the "Public Filings"). RAI and Atlas agree to provide to each other all information that the other party reasonably requests in connection with any Public Filings or that, in the judgment of either party, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Such information shall be provided by such party in a timely manner on the dates requested by the other party (which may be earlier than the dates on which such party otherwise would be required hereunder to have such information available) to enable the other party to prepare, print and release all Public Filings on such dates as such party shall determine. RAI and Atlas shall each use its reasonable best efforts to cause their respective accountants to consent to any reference to them as experts in any Public Filing required under any law, rule or regulation. If and to the extent requested by either party, the other party shall diligently and promptly review all drafts of such Public Filing and prepare in a diligent and timely fashion any portion of such Public Filing pertaining to that party. Prior to any printing or public release of any Public Filing, an appropriate executive officer of RAI or Atlas shall, if requested by the other party, certify that the information provided by such party relating to such party, its Affiliates or its business in such Public Filing is accurate, true and correct in all material respects. Unless required by law, rule, regulation or generally accepted accounted principles, Atlas shall not publicly release any financial or other information which significantly conflicts with the information with respect to Atlas, any of its Affiliates or the Atlas Business that is included in any RAI Public Filing without RAI's prior written consent. Prior to the release or filing thereof, RAI and Atlas shall provide each other with a draft of any portion of a Public Filing containing information relating to the other party and its Subsidiaries and shall give such party an opportunity to review such information and comment thereon; provided that the other party shall determine in its sole discretion the final form and content of all Public Filings.

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         (vii) Atlas shall not change its independent certified public accountants without RAI's prior consent.

         (viii) Atlas and RAI shall use reasonable efforts to make available to each other its past and present directors, officers, other employees and agents as witnesses in any legal, administrative or other proceedings in which the other party may become involved and the company providing information, consultant or witness services under this Agreement will be entitled to reimbursement from the other for reasonable expenses incurred in providing this assistance.

         (ix) Atlas shall give RAI as much prior notice as is reasonably practical of any proposed changes in its accounting estimates or accounting principles from those in effect on the date hereof. Atlas will consult with RAI and, if requested by RAI, Atlas will consult with RAI's independent public accountants with respect thereto. Atlas will not make such determination or changes without RAI's prior consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, Atlas shall make any changes in its accounting estimates or accounting principles that are requested by RAI in order for Atlas's accounting estimates and principles to be consistent with those of RAI. For the purposes of these covenants, RAI and Atlas understand and agree that their mutual interests will be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of this Section 5.01. Therefore, each party agrees to use its reasonable best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end, each party agrees to develop and follow a process for presenting, rapidly assessing, and settling claims and other disputes on a fair and equitable basis. If any dispute or claim arising under this Section 5.01 cannot be readily resolved by the parties, the parties agree to refer the matter to the chief financial officers of each party who shall meet and attempt to resolve the dispute within 15 days from the date the dispute arose. If any dispute or claim arising under this Section 5.01 cannot be resolved by the chief financial officers, the parties agree to refer the matter to a senior auditing partner of a nationally recognized accounting firm not currently providing services to either party.

Section 5.02. Covenants. For so long as RAI beneficially owns at least 50% of the Atlas Common Stock, Atlas covenants and agrees that it will

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         (a) not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention of or event of default by it or any of its Affiliates under (i) any provisions of applicable law or regulation, including but not limited to provisions pertaining to the Code or the Employee Retirement Income Security Act of 1974, as amended, (ii) any provision of RAI's certificate of incorporation or bylaws, (iii) any credit agreement or other material agreement (including agreements relating to covenants not to compete) binding upon RAI or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over RAI or any of its respective assets; and

         (b) not take any action which would limit the ability of RAI or its transferee to transfer its shares of Atlas Common Stock.

                                   ARTICLE VI
                                 INDEMNIFICATION

Section 6.01. Indemnification by Atlas. (a) Atlas for itself and on behalf of its Subsidiaries agrees to indemnify and hold harmless RAI and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs, executors and any of their successors and assigns from and against any and all payments, losses, liabilities, damages, claims, and expenses (including without limitation, attorney's fees and expenses incurred in good faith) and costs whatsoever ("Losses"), as incurred, arising out of or relating to Atlas' and its Subsidiaries' past, present and future assets, businesses and operations (collectively, the "Atlas Business").

         (b) The obligations of the parties under this Section 6.01 shall be in addition to any liability which any party may otherwise have to the other party.

Section 6.02. Indemnification by RAI. (a) RAI agrees to indemnify and hold harmless Atlas and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs and any of their executors, successors and assigns against any and all Losses, as incurred, arising out of or relating to RAI's and its Subsidiaries' past, present and future assets, businesses and operations other than the Atlas Business (the "RAI Business").

         (b) The obligations of the parties under this Section 6.02 shall be in addition to any liability which any party may otherwise have to the other party.

Section 6.03. Certain Tax Matters. Notwithstanding anything to the contrary herein, the rights and obligations of the parties with respect to indemnification for the tax matters that are the subject matter of the Tax Matters Agreement dated as of the date hereof between the parties thereto shall be governed solely by such agreement.



                                       9
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Section 6.04. Registration Indemnification. (a) Atlas for itself and on behalf of its Subsidiaries agrees to indemnify and hold harmless RAI and each Person, if any, who controls RAI within the meaning of the Securities Act and Affiliates and Representatives of each of the foregoing from and against any and all Losses (including, without limitation, any legal or other expenses incurred in connection with defending or investigating any such action or claim), as incurred, arising out of or relating to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into (i) any Atlas registration statement filed at or prior to the date of the Spin-Off, including, without limitation, the IPO Registration Statement and (ii) any Spin-Off registration statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except that Atlas and its Subsidiaries shall not be liable in any such case to the extent that any such Losses arise out of or relate to any such untrue statement or omission or alleged untrue statement or omission based upon information relating to RAI furnished to Atlas in writing by RAI expressly for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of RAI and shall survive the transfer of any of the securities included within the foregoing registration statements. In the case of an offering with respect to which RAI has designated the lead or managing underwriters (or RAI is offering securities of Atlas directly, without an underwriter), this indemnity does not apply to any Losses arising out of or relating to any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus or offering memorandum if a copy of a final prospectus or offering memorandum was not sent or given by or on behalf of any underwriter or RAI to such Person asserting such Loss at or prior to the written confirmation of the sale of the securities of Atlas as required by the Securities Act and such untrue statement or omission had been corrected in such final prospectus or offering memorandum.

         (b) RAI agrees to indemnify and hold harmless Atlas and each Person, if any, who controls Atlas within the meaning of the Securities Act and Affiliates, and Representatives of each of the foregoing, from and against any and all Losses (including, without limitation, any legal or other expenses incurred in connection with defending or investigating any such action or claim), as incurred, arising out of or relating to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into,
(i) any Atlas registration statement filed at or prior to the date of the Spin-Off, including, without limitation, the IPO Registration Statement, and
(ii) any Spin-Off registration statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to Losses arising out of or relating to any untrue statement or omission or alleged untrue statement or omission based on information relating to RAI furnished to Atlas in writing by RAI expressly for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Atlas and shall survive the transfer of any of the securities included within the foregoing registration statements. In the case of an offering with respect to which Atlas has designated the lead or managing underwriters (or Atlas is offering securities of Atlas directly, without an underwriter), this indemnity does not apply to any Losses arising out of or relating to any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus or offering memorandum if a copy of a final prospectus or offering memorandum was not sent or given by or on behalf of any underwriter or Atlas to such Person asserting such Loss at or prior to the written confirmation of the sale of the securities of Atlas as required by the Securities Act and such untrue statement or omission had been corrected in such final prospectus or offering memorandum.

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

         (c) If the indemnification provided for in this Section 6.04 shall for any reason be unavailable (other than in accordance with its terms) to an Indemnified Party in respect of any Loss referred to therein, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Loss as between Atlas on the one hand and RAI on the other, in such proportion as is appropriate to reflect the relative fault of Atlas and of RAI in connection with such statements or omissions which resulted in such Loss as well as any other relevant equitable considerations. The relative fault of Atlas on the one hand and of RAI on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to RAI's stock ownership in Atlas. The amount paid or payable by an Indemnified Party as a result of the Loss in respect thereof, referred to above in this paragraph (c) shall be deemed to include, for purposes of this paragraph (c), any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Atlas and RAI agree that it would not be just and equitable if contribution pursuant to this Section 6.04 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding any other provisions of this Section 6.04, RAI shall not be required to contribute any amount in excess of the net proceeds received by RAI from the securities offered. No party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

         (d) Indemnification and contribution similar to that specified in the preceding paragraphs of this Section 6.04 (with appropriate modifications) shall be given by Atlas and RAI with respect to any required registration or other qualification of securities under any state law or regulation or governmental authority.

         (e) The obligations of the parties under this Section 6.04 shall be in addition to any liability which any party may otherwise have to the other party.

Section 6.05. Payments. The indemnification or contribution required by this Agreement shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Loss is incurred, subject to refund if the party receiving such payments is subsequently found not to have been entitled thereto hereunder. The amount which any Indemnifying Party is required to pay to any Indemnified Party pursuant to this Agreement shall be reduced (including, but not limited to, retroactively) by any recovery, judgment, settlement or other amounts actually recovered, including insurance proceeds, by such Indemnified Party with respect to such Losses. If an Indemnified Party shall have received payment with respect to Losses and shall subsequently actually receive a recovery, judgment, settlement or other amount with respect to such Losses, then such Indemnified Party shall promptly, but in no event later than 15 business days after such recovery, judgment, settlement or other amount actually received, pay to such Indemnifying Party a sum equal to the lesser of (i) the amount of such recovery, judgment, settlement or other amount actually received or (ii) the amount of payments actually received previously in respect of such Loss.

         (b) All amounts which any Indemnifying Party is required to pay to any Indemnified Party pursuant to this Agreement shall be calculated on an after-tax basis, taking into account the net present value of any tax cost and/or tax benefit to the Indemnified Party in connection with such indemnification payment and the applicable Loss.

Section 6.07. Indemnification Procedures. (a) The indemnification procedures set forth in Section 6.07(b) herein are applicable to any indemnity granted pursuant to the Ancillary Agreements (other than the Tax Matters Agreement).

         (b) If a claim or demand is made against an Indemnified Party by any Person who is not a party to this Agreement or the Ancillary Agreements (a "Third Party Claim") as to which such Indemnified Party is entitled to indemnification pursuant to this Agreement or the Ancillary Agreements, such Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim, as promptly as practicable, but in any event no later than 15 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under the Ancillary Agreements except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under the Ancillary Agreements. If the Indemnifying Party acknowledges in writing its obligations to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then such Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), if it gives notice of its intention to do so to the Indemnified Party within 15 business days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required to participate in such defense, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party, subject to reimbursement of reasonable out-of-pocket expenses. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) unless such settlement is solely for money and includes an unconditional release of each Indemnified Party from any and all Losses arising out of such action, claim, suit or proceeding and would not otherwise adversely affect the Indemnified Party.

Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 6.08. Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party which may be available to the Indemnified Party.

                                   ARTICLE VII
                                     RELEASE

Section 7.01. General Release. (a) Atlas for itself and on behalf of its Subsidiaries hereby releases, remises and forever discharges each of RAI and its Subsidiaries or Affiliates and any of their Representatives from any losses, obligation or responsibility for any and all past actions or failures to take action, including any actions which may be deemed to have been negligent or grossly negligent, relating to, resulting from or arising out of the operation or conduct of any assets, businesses and operations managed or operated by, or operationally related or ancillary to, directly or indirectly, the Atlas Business and the RAI Business, except for any Losses, obligation or responsibility for any willful or intentional misconduct in the operation or conduct of the Atlas Business or the RAI Business prior to the date hereof.

         (b) RAI for itself and on behalf of its Subsidiaries hereby releases, remises and forever discharges each of Atlas and its Subsidiaries or Affiliates and any of their Representatives from any losses, obligation or responsibility for any and all past actions or failures to take action, including any actions which may be deemed to have been negligent or grossly negligent, relating or ancillary to, resulting from or arising out of the operation or conduct of any assets, businesses and operations managed or operated by, or operationally related to, directly or indirectly, the Atlas Business and the RAI Business, except for any Losses, obligation or responsibility for any willful or intentional misconduct in the operation or conduct of the Atlas Business or the RAI Business prior to the date hereof.

         (c) Nothing set forth in subsections (a) and (b) shall limit or otherwise affect any party's rights or obligations pursuant to, or contemplated by this Agreement and the Ancillary Agreements.

                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.01. Limitation of Liability. Except as otherwise specifically set forth in this Agreement, neither RAI nor Atlas shall be liable to the other for any special, indirect, incidental or consequential damages of the other arising in connection with this Agreement.

Section 8.02. Further Assurances. Each party agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement and the Ancillary Agreements and the translations contemplated thereby.

Section 8.03. Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operates as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

Section 8.04. Remedies. Each of RAI and Atlas acknowledges and agrees that under certain circumstances the breach by RAI or any of its Affiliates or Atlas or any of its Affiliates of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

Section 8.05. Performance. Each of the parties hereto shall use all commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such party.

Section 8.06. References; Construction. The section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a "Section" or an "Exhibit" shall be deemed to refer to a section of this Agreement or an exhibit to this Agreement, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

Section 8.07. Amendments. This Agreement shall not be supplemented, amended or modified in any manner whatsoever (including without limitation by course of dealing or of performance or usage of trade) except in writing signed by the parties.

Section 8.08. Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as set forth below, this Agreement may not be assigned by any party by operation of law or otherwise without the express written consent of the other party (which consent may be granted or withheld).

Section 8.09. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided that the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

Section 8.10. Entire Agreement. Other than the Ancillary Agreements, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 8.11. Notices. All notices, consents, requests, approvals and other communications provide for in this Agreement, shall be in writing and shall be deemed validly duly given when sent by confirmed fax, upon personal delivery or on the third Business Day after being sent by registered or certified U.S. mail (postage prepaid, return receipt requested) to the parties at the fax number or address set forth below or at such other fax number or address as a party may designate to the other parties:

                  If to Atlas, to:

                  Atlas America, Inc.
                  311 Rouser Road
                  Moon Township, PA  15108
                  Fax:  (412) 262-2820
                  Attention: General Counsel

                  If to RAI, to:

                  Resource America, Inc.
                  1845 Walnut Street
                  Philadelphia, PA  19102
                  Fax:  (215) 546-5005
                  Attention:  General Counsel

Section 8.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 8.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Master Separation and Distribution Agreement to be duly executed and delivered as of the date and year first written above.

                                      ATLAS AMERICA, INC.


                                      By:

                                      Name:

                                      Its:


                                      RESOURCE AMERICA, INC.


                                      By:

                                      Name:

                                      Its:


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